Exhibit 99.1

Allena Pharmaceuticals Appoints Andrew A. F. Hack, M.D., Ph.D., to its Board of Directors

NEWTON, Mass., June 11, 2018 – Allena Pharmaceuticals, Inc. (NASDAQ:ALNA), a late-stage, biopharmaceutical company dedicated to developing and commercializing first-in-class, oral enzyme therapeutics to treat patients with rare and severe metabolic and kidney disorders, today announced the appointment of Andrew A. F. Hack, M.D., Ph.D., to its Board of Directors. Dr. Hack will serve as Chair of the Audit Committee.

“Andrew is a proven leader in the biotechnology industry, with a valuable array of experiences in financial, strategic and advisory roles across the sector,” said Alexey Margolin, Ph.D., Chief Executive Officer of Allena Pharmaceuticals. “We believe Andrew’s financial background and extensive and diverse experience in the life sciences will greatly benefit Allena as we advance our pipeline to address the full spectrum of kidney-related disorders and prepare to enter our next stage of growth. We are delighted to welcome Andrew to our Board, and look forward to his insights and contributions.”

Dr. Hack has served as Chief Financial Officer of Editas Medicine since 2015. Prior to joining Editas, Dr. Hack was a portfolio manager at Millennium Management LLC, where he ran a healthcare fund focused on biotechnology, pharmaceutical and medical device companies. Before joining Millennium, Dr. Hack was a healthcare analyst at HealthCor Management and Carlyle-Blue Wave Partners. He also served as principal of the MPM BioEquities Fund. Dr. Hack began his investment career covering the biotechnology sector at Bank of America and Rodman & Renshaw, and before that, co-founded Reify Corporation, a life science tools and drug discovery company. Dr. Hack currently serves on the board of Mersana Therapeutics. He received a B.A. in Biology with special honors from the University of Chicago, where he also received his M.D. and Ph.D.

“I am excited to join the Allena Board and look forward to working with Allena’s management team to advance its growing pipeline through development,” said Dr. Hack. “By leveraging the power of its proprietary technology to design and formulate non-absorbed, stable enzymes, Allena is developing a new class of medicines for patients with kidney-related disorders, with the potential to provide new options to patients who are severely underserved by existing therapeutics.”

About Allena Pharmaceuticals

Allena Pharmaceuticals, Inc. is a late-stage biopharmaceutical company dedicated to developing and commercializing first-in-class, oral enzyme therapeutics to treat patients with rare and severe metabolic and kidney disorders. Allena’s lead product candidate, ALLN-177, is a first in class, oral enzyme therapeutic for the treatment of hyperoxaluria, a metabolic disorder characterized by markedly elevated urinary oxalate levels and commonly associated with kidney stones, chronic kidney disease and other serious kidney disorders.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. For a discussion of these risks and uncertainties, and other important factors, see the section entitled “Risk Factors” in Allena’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, as well as discussions of potential risks, uncertainties and other important factors in Allena’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Allena undertakes no duty to update this information unless required by law.

Investor Contact

Hannah Deresiewicz

Stern Investor Relations, Inc.

212-362-1200

hannahd@sternir.com